Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF EPIQ SYSTEMS, INC.

FIRST: The name of the corporation is Epiq Systems, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Missouri is located at 221 Bolivar Street, Jefferson City, Missouri 65101. The name of its registered agent at such address is CSC – Lawyers Incorporating Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General and Business Corporation Law of Missouri (as amended from time to time, the “MGBCL”).

FOURTH: The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which shall be shares of Common Stock, having no par value (the “Common Stock”).

FIFTH: All corporate powers of the Corporation shall be exercised by or under the direction of the board of directors of the Corporation (the “Board”) except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized:

(i) to adopt, amend or repeal Bylaws of the Corporation, subject to the right of the shareholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal Bylaws made by the Board; and

(ii) from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any shareholder; and no shareholder shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the Bylaws of the Corporation or as authorized by resolution of the shareholders or the Board.

SIXTH: No director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director or officer in his or her capacity as a director or officer, as the case may be, except to the extent such exemption from liability or limitation thereof is not permitted under the MGBCL, as it presently exists or may hereafter be amended from time to time. If the MGBCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGBCL, as so amended. This provision is not intended to eliminate or narrow any defenses to or protection against liability otherwise available to directors or officers of the Corporation. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH:

A. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is a legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity (hereinafter, an “indemnitee”), shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by the MGBCL, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) paid or incurred by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

B. To the fullest extent authorized by the MGBCL, each indemnitee shall have (and shall be deemed to have a contractual right to have) the right to be paid by the Corporation (and any successor to the Corporation by merger or otherwise) the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if ultimately it should be determined that such person is not entitled to be indemnified by the Corporation under the MGBCL.

C. Notwithstanding the foregoing, except for proceedings to enforce any officer’s or director’s rights to indemnification or any director’s rights to advancement of expenses, the Corporation shall not be obligated to indemnify any indemnitee, or advance expenses of any indemnitee (or such person’s heirs, executors or administrators) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

D. The Board may adopt bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the MGBCL. The rights to indemnification and advancement of expenses conferred in this Article Seventh shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under these Articles of Incorporation, the Bylaws, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

E. To the fullest extent authorized or permitted by the MGBCL, the Corporation may purchase and maintain insurance on behalf of any current or former director, officer, employee or agent of the Corporation, or person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the MGBCL.

F. This Article Seventh shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than indemnitees or to advance expenses to persons other than directors of the Corporation.

G. Any amendment, repeal or modification of any provision contained in Article Seventh shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

EIGHTH: To the maximum extent permitted by law, in the event that either the Corporation or any shareholder of the Corporation acquires knowledge of any potential transaction, agreement, arrangement or other matter which may be an opportunity for both the Corporation and such shareholder, neither the Corporation nor such shareholder will have any duty to communicate or offer such opportunity to the other and such shareholder will not be liable to the Corporation for breach of any fiduciary or other duty, as a shareholder or otherwise, and the Corporation will not be liable to such shareholder, by reason of the fact that the Corporation or such shareholder, as the case may be, pursues or acquires such opportunity for itself or does not communicate such opportunity or information regarding such opportunity to such shareholder or the Corporation, as the case may be.

NINTH: If any provision or provisions of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any paragraph of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

TENTH: The duration of the Corporation shall be perpetual.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders, directors and officers herein are granted subject to this reservation.

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